Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

INOTEK PHARMACEUTICALS CORPORATION

PURSUANT TO SECTION 242 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Inotek Pharmaceuticals Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:

The Board of Directors of the Corporation (the “Board of Directors”), pursuant to Section 242 of the Delaware General Corporations Law (“DGCL”), has duly adopted a resolution setting forth the following proposed amendment (the “Amendment”) to the Corporation’s seventh amended and restated certificate of incorporation as currently in effect (the “Certificate of Incorporation”) and declared such amendment advisable.

In order to effect such proposed amendment, ARTICLE I of the Certificate of Incorporation is hereby amended, effective upon the “Effective Time” (as defined in the Certificate of Incorporation), by deleting Article I in its entirety and inserting the following paragraph in lieu thereof:

“The name of the Corporation is Rocket Pharmaceuticals, Inc.”

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 4th day of January, 2018.

Inotek Pharmaceuticals Corporation

By:	/s/ David P. Southwell
David P. Southwell
President and Chief Executive Officer

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